Exhibit 99.1

MFS Municipal Income Trust Announces Revisions to Investment Objective and Strategies

BOSTON (December 21, 2007) – The Board of Trustees of MFS Municipal Income Trust (NYSE: MFM) has approved changes to the investment objective and policies of the fund. Effective December 21, 2007, MFM’s current investment objective of seeking “high current income exempt from federal income tax” will be revised to provide that MFM will seek “high current income exempt from federal income tax but may also consider capital appreciation.” MFM’s principal investment strategies are described below.

Significant items to note in connection with the changes include:

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MFM will continue to invest, under normal market conditions, at least 80% of its net assets in municipal bonds (debt securities issued by or on behalf of states, territories, possessions of the United States, District of Columbia and their political subdivisions, agencies or instrumentalities), the interest on which is exempt from federal income tax

•	Percentage limitations on certain types of investments have been eliminated to allow the portfolio manager more flexibility to invest in appropriate securities.

•	The fund may invest up to 100% of its assets in lower quality debt instruments.

MFM’s principal investment strategies, as revised effective December 21, 2007, are described below:

Principal Investment Strategies

The fund invests, under normal market conditions, at least 80% of its net assets in municipal bonds (debt securities issued by or on behalf of states, territories, possessions of the United States, District of Columbia and their political subdivisions, agencies or instrumentalities), the interest on which is exempt from federal income tax. This policy may not be changed without shareholder approval. Interest from the fund’s investments may be subject to the federal alternative minimum tax.

MFS may invest 25% or more of the fund’s total assets in municipal instruments that finance similar projects, such as those relating to education, healthcare, housing, utilities, water, or sewers.

MFS may invest up to 100% of the fund’s assets in lower quality debt instruments, including those that are in default.

MFS may use derivatives for different purposes, including to earn income and enhance returns, to increase or decrease exposure to a particular market, to manage or adjust the risk profile of the fund, or as alternatives to direct investments.

MFS uses a bottom-up investment approach in buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of instruments and their issuers in light of current market, economic, political, and regulatory conditions. Factors considered may include the instrument’s credit quality, collateral characteristics, and indenture provisions, and the issuer’s management ability, capital structure, leverage, and ability to meet its current obligations. Quantitative analysis of the structure of the instrument and its features may also be considered.

The fund uses leverage through the issuance of preferred shares and investing the proceeds pursuant to its investment strategies.

MFS Municipal Income Trust is advised by MFS Investment Management. MFS manages $204 billion in assets on behalf of more than 5 million individual and institutional investors worldwide as of September 30, 2007. The company traces its origins to 1924 and the creation of America’s first mutual fund.

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This announcement is not a prospectus, circular or representation intended for use in the purchase or sale of Trust shares. Shares of the Trust are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the Trust involve investment risk, including possible loss of principal. For more complete information about the Trust, including risks, charges, and expenses, please see the Trust’s annual and semi annual shareholder report or contact your financial adviser.

The Trust is a closed-end investment product. Shares of the Trust are only available for purchase/sale on the NYSE at the current market price. Shares may trade at a discount to NAV.

MFS Fund Distributors, Inc.

500 Boylston St., Boston, MA 02109

Contacts:	12866.1
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Shareholders (account information, quotes): 800-637-2304

MFS Investment Management:

Shareholders or Advisors (investment product information):

Jed Koenigsberg, 617-954-5697

Media Only:

John Reilly, 617-954-5305, or Dan Flaherty, 617-954-4256